Exhibit 99.1

Continental Materials Corp Acquires InOvate Dryer Products

CMC’s third acquisition this quarter further expands HVAC portfolio

Chicago, IL, June 17, 2019 — Continental Materials Corporation (“CMC”) (NYSE American: CUO), today announces the acquisition of InOvate Dryer Products (“InOvate”), based in Jupiter, Florida.

InOvate is a leading manufacturer of premium, metal, dryer venting accessories used in residential home construction.  Founded by Rick Harpenau in 1996, and led by tenured employees James Ortiz and Cliff Budnick, InOvate has grown consistently through supplying quality engineered, superior products along with delivering excellent customer service.  Strong brand equity, new innovations, and a dedicated staff resulted in InOvate reporting its record year performance in 2018.

“The acquisition of InOvate strengthens our position in the building products industry and brings a range of market leading products to the CMC portfolio,” opined Ryan Sullivan, Chief Operating Officer of CMC. “InOvate is another example of an acquisition that fit directly into our strategy to acquire strong family owned, manufacturing companies. We are delighted to welcome Rick, James, Cliff, and the entire InOvate team to CMC.”

“As I evaluated the best long-term fit for InOvate, CMC distinguished themselves with their long-term hold strategy,” Harpenau said. “From initial meetings to close, they were consistent in providing value and security to my employees and to my family. InOvate has always been a family owned business and I’m excited it will be joining forces with a holding company with shared values, and operating and strategic resources that will help the InOvate team pursue its full potential.”

“The common core values that CMC and InOvate share will strengthen us as we continue to grow into the dryer accessory industry,” said Budnick.  “With their support and experience, we plan on expanding both our product portfolio and existing channels”.

About Continental Materials Corporation

Founded in 1954, Continental Materials Corporation is a public holding company with subsidiaries in heating and cooling manufacturing, building products, commercial door distribution and manufacturing and aggregates mining and processing.  Headquartered in Chicago, IL, CMC employs approx. 450 employees across the US.

Forward-Looking Statements

CMC’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect CMC’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post-acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in CMC’s Annual Report on Form 10-K for the year ended December 29, 2018 filed with the Securities and Exchange Commission, as the same may be amended from time to time.

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Contact

Paul Ainsworth, Chief Financial Officer, Continental Materials Corporation

T: +1 312 541 7222

Email: paul_ainsworth@contmtl.com